INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT, dated as of July 1, 2015, by and between AXA Equitable Funds Management Group, LLC (doing business as “1290 Asset Managers”), a limited liability corporation organized in the State of Delaware (“Adviser”), and Pacific Investment Management Company, LLC (“PIMCO”), a limited liability company organized under the laws of the State of Delaware (“Sub-Adviser”).

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Adviser has entered into an Investment Management Agreement dated September 1, 2014, as amended with 1290 Funds (“Trust”) an investment company registered under the Investment Company Act of 1940, as amended (“Investment Company Act”);

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Board of Trustees of the Trust and the Adviser desire that the Adviser retain the Sub-Adviser to render investment advisory and other services to the fund(s) specified in Appendix A hereto, (“Fund”), in the manner and on the terms hereinafter set forth;

WHEREAS, the Adviser has the authority under the Investment Management Agreement with the Trust to select advisers for each Fund of the Trust; and

WHEREAS, the Sub-Adviser is willing to furnish such services to the Adviser and the Fund;

NOW, THEREFORE, the Adviser and the Sub-Adviser agree as follows:

1.	APPOINTMENT OF SUB-ADVISER

The Adviser hereby appoints the Sub-Adviser to act as an investment adviser for the Fund, subject to the supervision and oversight of the Adviser and the Trustees of the Trust, and in accordance with the terms and conditions of this Agreement. The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Trust or the Adviser except as expressly authorized in this Agreement or another writing by the Trust, the Adviser and the Sub-Adviser.

2.	ACCEPTANCE OF APPOINTMENT

The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

The assets of the Fund will be maintained in the custody of a custodian (who shall be identified by the Adviser in writing). The Sub-Adviser will not have custody of any securities, cash or other assets of the Fund and will not be liable for any loss resulting from any act or omission of the custodian other than acts or omissions arising in reliance on instructions of the Sub-Adviser.

3.	SERVICES TO BE RENDERED BY THE SUB-ADVISER TO THE TRUST

A. As investment adviser to the Fund, the Sub-Adviser will coordinate the investment and reinvestment of the assets of the Fund and determine the composition of the assets of the Fund, subject always to the supervision and control of the Adviser and the Trustees of the Trust.

B. As part of the services it will provide hereunder, the Sub-Adviser will:

(i) obtain and evaluate, to the extent deemed necessary and advisable by the Sub-Adviser in its discretion, pertinent economic, statistical, financial, and other information affecting the economy generally and individual companies or industries, the securities of which are included in the Fund or are under consideration for inclusion in the Fund;

(ii) formulate and implement a continuous investment program for the Fund;

(iii) take whatever steps are necessary to implement the investment program for the Fund by arranging for the purchase and sale of securities and other investments, including issuing directives to the administrator of the Trust as necessary for the appropriate implementation of the investment program of the Fund;

(iv) keep the Trustees of the Trust and the Adviser fully informed in writing on an ongoing basis as agreed by the Adviser and the Sub-Adviser of all material facts concerning the investment and reinvestment of the assets in the Fund, the Sub-Adviser and its key investment personnel and operations, make regular and periodic special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Adviser or the Trustees of the Trust and the Sub-Adviser will attend meetings with the Adviser and/or the Trustees, as reasonably requested, to discuss the foregoing. The Adviser consents to the delivery of Fund account statements, reports and other communications (collectively, “Account Communications”) via electronic mail and/or other electronic means acceptable to the Adviser, in lieu of sending such Account Communications as hard copies via fax, mail or other means. The Adviser confirms that it has provided the Sub-Adviser with at least one valid electronic mail address where Account Communications can be sent. The Adviser acknowledges that the Sub-Adviser reserves the right to distribute certain Account Communications via fax, mail or other means to the extent required by applicable law or otherwise deemed advisable. The Adviser may withdraw consent to electronic delivery at any time by giving the Sub-Adviser notice pursuant to Section 19 hereunder;

(v) in accordance with procedures and methods established by the Trustees of the Trust, which may be amended from time to time, provide reasonable assistance in determining the fair value of all securities and other investments/assets in the Fund, as necessary, and use reasonable efforts to arrange for the provision of valuation information or a price(s) from a party(ies) independent of the Sub-Adviser for each security or other investment/asset in the Fund for which market prices are not readily available;

(vi) provide any and all material composite performance information, records and supporting documentation about accounts the Sub-Adviser manages, if appropriate, which are relevant to the Fund and that have investment objectives, policies, and strategies substantially similar to those employed by the Sub-Adviser in managing the

Fund that may be reasonably necessary, under applicable laws, to allow the Fund or their agent to present information concerning the Sub-Adviser’s prior performance in the Trust’s Prospectus and SAI (as hereinafter defined) and any permissible reports and materials prepared by the Fund or their agent;

(vii) cooperate with and provide reasonable assistance to the Adviser, the Trust’s administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents and all other agents and representatives of the Trust and the Adviser, keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Trust and the Adviser, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interfaces with each so as to promote the efficient exchange of information; and

(viii) execute account documentation, agreements, contracts and other documents as the Sub-Adviser shall be requested by the brokers, dealers, counterparties and other persons to execute in connection with its management of the assets of the Fund and in connection with investments permitted under the Prospectus and SAI (as hereinafter defined), provided that the Sub-Adviser receives the express agreement and consent of the Adviser and/or the Trust’s Board of Trustees to execute such documentation, agreements and other documents. In such respect, and only for this limited purpose, the Sub-Adviser shall act as the Adviser’s and/or the Trust’s agent and attorney-in-fact. The Sub-Adviser is authorized to acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures.

C. In furnishing services hereunder, the Sub-Adviser shall be subject to, and shall perform in accordance with the following as applicable to the Sub-Adviser’s management of the Fund: (i) the Trust’s Agreement and Declaration of Trust, as the same may be hereafter modified and/or amended from time to time (“Trust Declaration”); (ii) the By-Laws of the Trust, as the same may be hereafter modified and/or amended from time to time (“By-Laws”); (iii) the currently effective Prospectus and Statement of Additional Information of the Trust filed with the Securities and Exchange Commission (“SEC”) and delivered to the Sub-Adviser, as the same may be hereafter modified, amended and/or supplemented (“Prospectus and SAI”); (iv) the Investment Company Act and the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Trust and the Fund; (v) the Trust’s Compliance Manual and other policies and procedures adopted from time to time by the Board of Trustees of the Trust; and (vi) the written instructions of the Adviser. Prior to the commencement of the Sub-Adviser’s services hereunder, the Adviser shall provide the Sub-Adviser with current copies of the Trust Declaration, By-Laws, Prospectus, SAI, Compliance Manual and other relevant policies and procedures that are adopted by the Board of Trustees. The Adviser undertakes to provide the Sub-Adviser with copies or other written notice of any amendments, modifications or supplements to any such above-mentioned document and agrees that the Sub-Adviser shall not be charged with compliance until it has received the same.

D. In furnishing services hereunder, the Sub-Adviser will not consult with any other adviser to (i) the Fund, (ii) any other funds of the Trust or (iii) any other investment company under common control with the Trust concerning transactions of the Fund in securities of other assets. (This shall not be deemed to prohibit the Sub-Adviser from consulting with any of its affiliated persons concerning transactions in securities or other assets. This shall also not be deemed to prohibit the Sub-Adviser from consulting with any of the other covered advisers concerning compliance with paragraphs (a) and (b) of Rule 12d3-1 under the Investment Company Act.)

E. The Sub-Adviser, at its expense, will furnish: (i) all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for them to faithfully perform their duties under this Agreement; and (ii) administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement.

F. The Sub-Adviser will select brokers and dealers to effect all fund transactions subject to the conditions set forth herein. The Sub-Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions, if applicable. The Sub-Adviser is directed at all times to seek to execute transactions for the Fund (i) in accordance with any written policies, practices or procedures that may be established by the Board of Trustees or the Adviser from time to time and which have been provided to the Sub-Adviser or (ii) as described in the Trust’s Prospectus and SAI. In placing any orders for the purchase or sale of investments for the Fund, in the name of the Fund or their nominees, the Sub-Adviser shall use its reasonable efforts to obtain for the Fund “best execution”, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement. In no instance will portfolio securities be purchased from or sold to the Sub-Adviser, or any affiliated person thereof, except in accordance with the Investment Company Act, the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Trust and the Fund. Sub-Adviser shall not be liable for any act or omission of any securities brokerage firm or firms designated by the Adviser or chosen with reasonable care.

G. Subject to the appropriate policies and procedures approved by the Board of Trustees, Sub-Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) cause the Fund to pay a broker or dealer that provides brokerage or research services to the Adviser, the Sub-Adviser and the Fund an amount of commission for effecting a fund transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Sub-Adviser’s overall responsibilities to the Fund or its other advisory clients. To the extent authorized by Section 28(e) and the Trust’s Board of Trustees, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. Subject to seeking best execution, the Board of Trustees or the Adviser may direct the Sub-Adviser to effect transactions in portfolio securities through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses that the Trust is required to pay or for which the Trust is required to arrange payment.

H. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution and to elect, where appropriate, any beneficial regulatory treatment, including real time reporting delays. Allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner which the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients over time. The Adviser agrees that Sub-Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Fund. The Adviser also acknowledges that Sub-Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Fund, and that Sub-Adviser will carry out its duties hereunder together with its duties under such relationships. Nothing in this Agreement shall be deemed to confer upon Sub-Adviser any obligation to purchase or to sell or to recommend for purchase or sale for the Fund any investment that Sub-Adviser, its affiliates, officers or employees may purchase or sell for its or their own account or for the account of any client, if in the sole and absolute discretion of Sub-Adviser it is for any reason impractical or undesirable to take such action or make such recommendation for the Fund.

I. The Sub-Adviser will maintain all accounts, books and records with respect to the Fund as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder and shall file with the SEC all forms pursuant to Section 13 of the Exchange Act, with respect to its duties as are set forth herein.

J. The Sub-Adviser will, unless and until otherwise directed by the Adviser or the Board of Trustees, exercise all rights of security holders with respect to securities held by each Fund, including, but not limited to: voting proxies, converting, tendering, exchanging or redeeming securities. The Sub-Adviser will not file class action claim forms or otherwise exercise any rights that the Adviser or the Trust may have with respect to participating in, commencing or defending suits or legal proceedings involving securities or issuers of securities held in, or formerly held in, the Funds, unless the Parties mutually agree in writing that the Sub-Adviser may take any such actions.

K. The Sub-Adviser is expressly authorized to rely upon any and all instructions, approvals and notices given on behalf of the Adviser by any one or more of those persons designated as representatives of the Fund whose names are listed in the Trust’s Compliance Manual, as amended from time to time.

L. Where required by law or applicable regulation, the Sub-Adviser and any trading counterparties are authorized to disclose transaction and other information to data repositories and regulators for the purposes of meeting applicable transaction and other regulatory reporting requirements.

M. The Sub-Adviser further shall have authority to instruct the custodian to: (i) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold in the Account, and (ii) deposit margin or collateral which shall include the transfer of money, securities or other property to the extent necessary to meet the obligations of the Fund with respect to any investments made pursuant to the Prospectus.

N. The Sub-Adviser shall have no obligation to perform the following services or to have employees of the Sub-Adviser perform the following roles, as applicable: (a) filing material for distribution to shareholders of the Trust, including statistical information about the Trust and material regarding the Trust’s performance or investments; (b) providing employees of the Adviser to serve as officers of the Trust; or (c) providing employees of the Sub-Adviser to serve as the Trust’s Chief Compliance Officer and associated staff.

4.	COMPENSATION OF SUB-ADVISER

The Adviser will pay the Sub-Adviser an advisory fee with respect to the Fund as specified in Appendix A to this Agreement. Payments shall be made to the Sub-Adviser on or about the fifth day of each month; however, this advisory fee will be calculated daily for the Fund based on the net assets of the Fund on each day and accrued on a daily basis.

5.	LIABILITY AND INDEMNIFICATION

A. Except as may otherwise be provided by the Investment Company Act or any other federal securities law, neither the Sub-Adviser nor any of its officers, members or employees (its “Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Adviser or the Trust as a result of any error of judgment or mistake of law by the Sub-Adviser or its Affiliates with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Sub-Adviser or its Affiliates for, and the Sub-Adviser shall indemnify and hold harmless the Trust, the Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended (“1933 Act”)) (collectively, “Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact known to the Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Sub-Adviser Indemnitees (as defined below) for use therein.

B. Except as may otherwise be provided by the Investment Company Act or any other federal securities law, the Adviser and the Trust shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Sub-Adviser as a result of any error of judgment or mistake of law by the Adviser with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Adviser for, and the Adviser shall indemnify and hold harmless the Sub-Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Sub-Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact known to the Adviser that was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Sub-Adviser Indemnitees.

6.	REPRESENTATIONS OF ADVISER

The Adviser represents, warrants and agrees that:

A. The Adviser has been duly authorized by the Board of Trustees of the Trust to delegate to the Sub-Adviser the provision of investment services to the Fund as contemplated hereby.

B. The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Sub-Adviser with a copy of such code of ethics.

C. The Adviser is currently in compliance and shall at all times continue to comply with the requirements imposed upon the Adviser by applicable law and regulations.

D. The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best or its knowledge, has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; and (v) will promptly notify Sub-Adviser of the occurrence of any event that would disqualify Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Adviser, if legally permitted, will also promptly notify the Sub-Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund, provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

E. The Adviser: (i) shall provide timely and specific information to the Sub-Adviser regarding any restrictions on, or prohibitions against, the acquisition or holding by the Account of any “affiliate” (as such terms are defined in the Investment Company Act); and (ii) has provided to the Sub-Adviser a list containing any such restricted` securities, will update this list from time to time as may be necessary or appropriate, and acknowledges that unless and until such information has been provided to the Sub-Adviser, the Sub-Adviser is under no obligation to refrain from acquiring any such security on behalf of the Fund. If the Adviser is not able to provide identifying information for each affiliate issuer as may be requested by the Sub-Adviser, the Adviser hereby acknowledges that the Sub-Adviser will use reasonable efforts to implement and monitor such restricted list.

7.	REPRESENTATIONS OF SUB-ADVISER

The Sub-Adviser represents, warrants and agrees as follows:

A. The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Sub-Adviser, if legally permitted, will also promptly notify the Fund and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund that could reasonably be expected to have a material adverse effect on PIMCO’s ability to provide investment management services under the Agreement, provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

B. The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Adviser and the Board with a copy of such code of ethics, together with evidence of its adoption. Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the compliance officer of the Sub-Adviser shall certify to the Adviser that the Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Adviser and to the extent permitted by law, the Sub-Adviser shall permit the Adviser, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(d) to the extent such reports have a material, adverse effect on the Sub-Adviser’s management of the Fund, provided, however, that the Sub-Adviser shall redact information furnished hereunder to the extent reasonably necessary for privacy reasons.

C. The Sub-Adviser has provided the Trust and the Adviser with a copy of its Form ADV, Part II which as of the date of this Agreement is its Form ADV as most recently filed with the Securities and Exchange Commission and promptly will furnish a copy of all amendments to the Trust and the Adviser at least annually. Such amendments shall reflect all changes in the Sub-Adviser’s organizational structure, professional staff or other significant developments affecting the Sub-Adviser, as required by the Advisers Act.

D. The Sub-Adviser will obtain prior consent from the Trust and the Adviser of any assignment of this Agreement or change of control of the Sub-Adviser, as applicable, and will notify the Trust and the Adviser of any changes in the key personnel who are either the portfolio manager(s) of the Fund or senior management of the Sub-Adviser, in each case prior to or promptly after, such change. The Sub-Adviser agrees to bear all reasonable and necessary expenses of the Trust, if any, arising out of an assignment or change in control.

E. The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

F. The Sub-Adviser agrees that neither it, nor any of its affiliates, will knowingly in any way refer directly or indirectly to its relationship with the Trust, the Fund, the Adviser or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Adviser, except as required by rule, regulation or upon the request of a governmental authority. However, the Sub-Adviser may use the performance of the Fund in its composite performance.

8.	NON-EXCLUSIVITY

The services of the Sub-Adviser to the Adviser, the Fund and the Trust are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation.

9.	SUPPLEMENTAL ARRANGEMENTS

The Sub-Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by such Sub-Adviser hereunder, provided that no such person shall perform any services with respect to the Fund that would constitute an assignment or require a written advisory agreement pursuant to the Investment Company Act. Any compensation payable to such persons shall be the sole responsibility of the Sub-Adviser, and neither the Adviser nor the Trust shall have any obligations with respect thereto or otherwise arising under the Agreement.

10.	REGULATION

The Sub-Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

11.	RECORDS

The records relating to the services provided under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to the Sub-Adviser such records and permit it to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its business. In the event of the termination of this Agreement, such other records shall promptly be returned to the Trust by the Sub-Adviser free from any claim or retention of rights therein, provided that the Sub-Adviser may retain any such records that are required by law or regulation. The Adviser and the Sub-Adviser shall keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Trust has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or otherwise required by law.

12.	DURATION OF AGREEMENT

This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved by a vote of a majority of those trustees of the Trust who are not “interested persons” (as defined in the Investment Company Act) of any party to this Agreement (“Independent Trustees”) cast in person at a meeting called for the purpose of voting on such approval. This Agreement shall continue in effect for an initial two-year period and shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by the Board of Trustees, including the approval by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval or a vote of a majority of the outstanding shares of the Fund. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to a Fund if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the Investment Company Act) vote to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other Fund affected by the Agreement, or (b) all the Funds of the Trust.

13.	TERMINATION OF AGREEMENT

This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, by the vote of a majority of the outstanding voting securities of the Fund, on sixty (60) days’ written notice to the Adviser and the Sub-Adviser, or by the Adviser or Sub-Adviser on sixty (60) days’ written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, (i) in the event of its assignment (as defined in the Investment Company Act), or (ii) in the event the Investment Management Agreement between the Adviser and the Trust is assigned (as defined in the Investment Company Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

14.	USE OF SUB-ADVISER’S NAME

The parties agree that the name of the Sub-Adviser, and any derivative thereof, the names of any affiliates of the Sub-Adviser and any derivative or logo or trademark or service mark or trade name (collectively, the “PIMCO Marks”) are the valuable property of the Sub-Adviser and its affiliates. The Adviser and the Trust shall have the right to use the PIMCO Marks only with the prior written approval of the Sub-Adviser, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect. The permission to use the PIMCO Marks is non-exclusive, non-transferable and non-assignable. In obtaining permission to use the PIMCO Marks for this purpose, the Adviser and Fund will acquire no right, title, or interest whatsoever to any of the PIMCO Marks.

Upon termination of this Agreement, the Adviser and the Trust shall forthwith cease to use the PIMCO Marks. The Adviser and the Trust agree that they will review with the Sub-Adviser any advertisement, sales literature, or notice prior to its use that makes reference to the PIMCO Marks so that the Sub-Adviser may review the context in which it is referred to, it being agreed that the Sub-Adviser shall have no responsibility to ensure the adequacy of the form or content of such materials for purposes of the Investment Company Act or other applicable laws and regulations. If the Adviser or the Trust makes any unauthorized use of the PIMCO Marks, the parties acknowledge that the Sub-Adviser shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Sub-Adviser shall be entitled to injunctive relief, as well as any other remedy available under law.

15.	AMENDMENTS TO THE AGREEMENT

Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of each Fund (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to each Fund if a majority of the outstanding voting securities of the Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other portfolio affected by the amendment or all the funds of the Trust.

16.	ASSIGNMENT

Any assignment (as that term is defined in the Investment Company Act) of the Agreement made by the Sub-Adviser without the prior written consent of the Trust and the Adviser shall result in the automatic termination of this Agreement, as provided in Section 13 hereof. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of such Sub-Adviser except as may be provided to the contrary in the Investment Company Act or the rules or regulations thereunder. The Sub-Adviser agrees that it will notify the Trust and the Adviser of any changes in its key employees within a reasonable time thereafter.

17.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to the Fund.

18.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

19.	NOTICES

All notices required to be given pursuant to this Agreement, excluding any routine communications (including as those set forth in Section 3B(iv) herein), shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

For:	AXA Equitable Funds Management Group, LLC

    (doing business as 1290 Asset Managers)

    Attention: Patricia Louie, Executive Vice President and General Counsel

    1290 Avenue of the Americas, 16th Floor

    New York, New York 10104

    E-mail: Patricia.Louie@axa.us.com

For:	1290 Funds

    Attention: Patricia Louie, Senior Vice President and Secretary

    1290 Avenue of the Americas, 16th Floor

    New York, New York 10104

    E-mail: Patricia.Louie@axa.us.com

For:	Pacific Investment Management Company LLC

    Attention: Chief Legal Officer

    650 Newport Center Drive

    Newport Beach, California 92660

    Fax: 949-720-1376

    Attention: General Counsel

    E-mail: IMAnotices@pimco.com

    cc: Matthew Brenner, Senior Vice President, Account Manager

    E-mail: matt.brenner@pimco.com

20.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

21.	TRUST AND SHAREHOLDER LIABILITY

The Adviser and Sub-Adviser are hereby expressly put on notice of the limitation of shareholder liability as set forth in the Agreement and Declaration of Trust of the Trust and agree that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder shall be limited to the respective assets of the portfolios. The Adviser and Sub-Adviser further agree that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund, nor from the Trustees or any individual Trustee of the Trust.

22.	REPRESENTATIONS AND AGREEMENTS OF THE ADVISER

The Adviser represents to the Sub-Adviser that the Adviser has all necessary power and authority to execute, deliver and perform this Agreement and all transactions contemplated hereby, and such execution, delivery and performance will not violate any applicable law, rule regulation, governing document (e.g., Certificate of Incorporation or Bylaws), contract or other material agreement binding upon the Adviser.

23.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of New York, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

24.	INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC (d/b/a 1290 Asset Managers)		PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Steven M. Joenk	By:	/s/ Robert O. Young
	Steven M. Joenk		Name: Robert O. Young
	President and Chief Executive Officer		Title: Managing Director

APPENDIX A

TO

INVESTMENT SUB-ADVISORY AGREEMENT

WITH

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

The Adviser shall pay the Sub-Adviser monthly compensation computed daily at an annual rate equal to the following:

Fund	Annual Sub-Advisory Fee Rate**
1290 Unconstrained Bond Managers Fund*	0.60% of the PIMCO Allocated Portion’s average daily net assets.

*	The Fund has been designated a “multi-adviser portfolio” and Pacific Investment Management Company LLC receives a fee based on a discrete portion of the Fund’s assets that have been allocated to it by the Adviser (the “PIMCO Allocated Portion”).
**	The daily sub-advisory fee for the Fund, payable in arrears, is calculated by multiplying the aggregate net assets of the PIMCO Allocated Portion at the close of the immediately preceding day by the Annual Sub-Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily advisory fee is computed based on the market value of the Fund as reported on the Sub-Adviser’s statement at the end of the billing period.